Exhibit 10.41

SECOND MODIFICATION TO REVOLVING LINE OF CREDIT NOTE

This Second Modification to Promissory Note (“Modification”) is made as of June 20, 2025, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) and NATURAL ALTERNATIVES INTERNATIONAL, INC. (“Borrower”).

WITNESSETH:

Concurrently with the execution of this Modification, Borrower is executing a Sixth Amendment to Credit Agreement (“Extension Agreement”).

Reference is hereby made to that certain Revolving Line of Credit Note in the original principal amount of $20,000,000.00 dated as of September 19, 2022, made by Borrower, in favor of the Bank, as modified by that certain First Modification to Promissory Note dated as of February 13, 2024, which among other things reduced the maximum indebtedness to $12,500,000 (as modified, the “Note”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Borrower and the Bank agree as follows:

1.    The effective date of this Modification shall be the effective date of the Extension Agreement executed in connection herewith, as determined by the Bank and evidenced by the Bank’s system of record. Notwithstanding the occurrence of the effective date of this Modification, the Bank shall not be obligated to extend credit under this Modification or any other Loan Document, as defined in the Extension Agreement, until all conditions to each extension of credit set forth in the Loan Documents, including the Extension Agreement, have been fulfilled to Bank’s satisfaction.

2.    The maximum principal amount available under the Note is hereby modified to be Ten Million Dollars ($10,000,000.00).

3.    The maturity date set forth in the provision titled “BORROWING AND REPAYMENT” is hereby extended to December 31, 2026.

4.    The fixed rate of interest applicable to the Note is hereby modified to be three and one quarter percent (3.25%) above SOFR Average in effect on the first day of each Interest Period.

5.    The variable rate of interest applicable to the Note is hereby modified to be three and one quarter percent (3.25%) above Daily Simple SOFR in effect from time to time.

6.    Except as expressly set forth herein, all terms and conditions of the Note remain in full force and effect, without waiver or modification. All terms defined in the Note shall have the same meaning when used in this Modification. This Modification and the Note shall be read together, as one document.

7.    Borrower certifies that as of the date of this Modification there exists no Event of Default under the Note, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

[REMAINDER OF PAGE LEFT BLANK; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Modification to be executed and delivered on the date first set forth above.

BORROWER:

NATURAL ALTERNATIVES INTERNATIONAL, INC.

By:	/s/
Michael Fortin, Chief Financial Officer

By:	/s/
Mark A. LeDoux, Chief Executive Officer, Chairman of the Board of Directors

THE BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/
Name: Casey P. Keller Title: Executive Director

Signature Page – Amendment to Note